Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Speechworks International, Inc.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 10 day of February, 2004.

ATLAS VENTURE FUND II, L.P.

By:	Atlas Venture Associates II, L.P.

*

	By: *	Christopher Spray

Christopher Spray, General Partner

ATLAS VENTURE ASSOCIATES II, L.P.		*

Barry Fidelman
By:	*

Christopher Spray, General Partner

*
Jean Francois Formela

*	The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Power of Attorney filed herewith as Exhibit 2.

/s/ Jeanne Larkin Henry

Jeanne Larkin Henry Attorney-in-fact